Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated August 6, 2014

This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus suppleme
Capped Knock-In Return Enhanced Notes Linked to the Common Stock of Apple Inc.
due
The notes are designed for investors who seek a return of either 2 or 3 times the appreciation of the closing price of one share of the Reference $38.000 of the Reference Stock has declined by 5% or more from the Initial Stock Price during the approximately three-month Monitoring Period (i.e., a Kn Stock Price is less than the Initial Stock Price, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit ri

Trade Details/Characteristics
Reference Stock:        The common stock, no par value, of Apple Inc.
Upside Leverage Factor: if a Knock-In Event has not occurred, 2; or if a Knock-In Event has occurred, 3.
Maximum Return:         At least 23.50%.
                        The Maximum Return will equal:
                        [] if a Knock-In Event has not occurred, 23.50%. For example, if the Stock Return is equal to or greater than 11.75% and a Knock-In Event has not occurred, you will receive the Maximum Return of
                        23.50%, which entitles you to a maximum payment at maturity of $1,235 per $1,000 principal amount note; or
                        [] if a Knock-In Event has occurred, 35.25%. For example, if the Stock Return is equal to or greater than 11.75% and a Knock-In Event has occurred, you will receive the Maximum Return of 35.25%, which entitles you to a maximum payment at maturity of $1,352.50 per $1,000 principal amount note.
Knock-In Event:         A Knock-In Even occurs if the closing price of one share of the Reference Stock is equal to or less than
                        95% of the Initial Stock Price on any day during the Monitoring Period.
Payment at Maturity:    If the Final Stock Price is greater than the Initial Stock Price, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Stock Return multiplied by the applicable Upside Leverage Factor, subject to the applicable Maximum Return.
                        Accordingly, if the Final Stock Price is greater than the Initial Stock Price, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                        $1,000 + ($1,000 [] Stock Return [] Upside Leverage Factor), subject to the applicable Maximum
                        If the Final Stock Price is equal to the Initial Stock Price, you will receive the principal amount of your notes at maturity.
                        Your investment will be fully exposed to any decline in the price of the Reference Stock. If the Final
                        Stock Price is less than the Initial Stock Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                        $1,000 + ($1,000 [] Stock Return)
                        You will lose some or all of your principal at maturity if the Final Stock Price is less than the Initial
                        Stock Price.
Pricing Date:           August 08, 2014
Ending Averaging Dates: August 17, 2015, August 18, 2015, August 19, 2015, August 20, 2015, and August 21, 2015 (the Final
                        Ending Averaging Date)
Preliminary Termsheet   http://www.sec.gov/Archives/edgar/data/19617/000095010314005487/dp48501_fwp-0814.htm

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Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated
value of the notes when the terms are set.
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Risk Considerations

The risks identified below are not exhaustive.  Please see the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss.
[] Your maximum gain on the notes is limited to the applicable Maximum Return.

[] The upside leverage factor and maximum return will not be determined until the end of the approximately three-month  monitoring  period.
[] You will not benefit from the occurrence of a knock-in  event unless the final stock price is greater than the initial stock price.

[] The notes are subject to the credit risk of JPMorgan Chase and Co.
[] The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Reference
Stock and will depend on whether, and the to extent to which, the Stock Return is positive or negative.
[] JPMS's estimated value of the Notes will be lower than the original issue price (price to public) of the Notes.

$28.500
$19.000
   $9.500
   $0.000
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(1) A Knock-In Event occurs if the closing price of one share of the Reference
Stock is equal to or less than 95% of the Initial Stock Price on any day during the Monitoring Period.

The above table illustrates the hypothetical total return at maturity on the notes. The hypothetical total returns set forth above assume an Initial Stock
Price of $95.00. If the Final Stock Price is greater than the Initial Stock
Price, and a Knock-In Event has not occurred, the Upside Leverage Factor will be 2 and the Maximum Return will be 23.50% . If the Final Stock Price is greater than the Initial Stock Price, and a Knock-In Event has occurred, the
Upside Leverage Factor will be 3 and the Maximum Return will be 35.25% . Each hypothetical total return is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the above table have been rounded for ease of analysis.

Risk Considerations
[] JPMS's estimated value does not represent future values of the Notes and may differ from other's estimates.

[] Secondary Market Prices of the Notes will be impacted by many economic and market factors.
[] The value of the Notes as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS's then-current estimated value of the Notes for a limited time period.

[] Lack of Liquidity - The notes will not be listed on any securities exchange.
JPMS intends to offer the purchase the notes in the secondary market but it not required to do so.
[] No interest payments - As a holder of the notes, you will not receive any interest payments.
[] Single Stock Risk - The price of the Reference Stock may fall sharply due to factors specific to the Reference Stock and its issuer.
[] No ownership or dividend rights in the reference stock.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments. Filed pursuant to Rule 433 Registration Statement No. 333-177923 Dated: August
05,2014